AVP, INC. ANNOUNCES 2007 FIRST QUARTER FINANCIAL RESULTS

LOS ANGELES, Calif., -May 14, 2007 - AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced financial results for its 2007 first quarter ended March 31, 2007.

AVP’s business is seasonal; therefore revenues, gross profits and operating income or loss amounts and percentages for the first and fourth quarters are not representative of our performance. The majority of AVP’s revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship and advertising revenue only during the tour as the events occur and collections are reasonably assured. During the first quarter of 2007 the Company did not recognize any sponsorship revenues, activation fees, or local revenue.

For the first quarter ended March 31, 2007 the Company reported “other” revenue of $169 thousand, compared to “other” revenue of $123 thousand reported in the first quarter of 2006.

The net loss for the first quarter of 2007 was $2.1 million, or $0.11 loss per share, that compared to a net loss of $1.5 million, or $0.12 loss per share, in the first quarter of 2006.

The Company ended the first quarter with cash and cash equivalents of $8.0 million compared to $5.1 million reported on December 31, 2006 and deferred revenue of $4.5 million and $1.1 million at those respective dates.

“We are very excited about the launch of the 2007 AVP Crocs Tour that began on April 14, 2007 in Miami. This year we have added two additional tour stops bringing the total of AVP Crocs Tour events to 18, signed new sponsors, and entered into agreements with local event promoters for 10 cities. Our strategy to engage local event promoters is a cornerstone to our future growth. We look forward to a successful season this year,” said Leonard Armato, Chief Executive Officer of AVP, Inc.

About AVP, Inc.

AVP, Inc. is a lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent volleyball tour in the United States, the AVP Crocs Tour. Featuring more than 200 of the top American men and women competitors in the sport, AVP will hold 18 AVP Crocs Tour events throughout the United States in 2007. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.

All above-mentioned trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather.  Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect.  Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

Contacts:

AVP, Inc	MKR Group, Inc.
William Chardavoyne	Investor Relations
Interim CFO	Charles Messman
(310) 426-8000	(323) 468-2300
wchardavoyne@avp.com	ir@mkr-group.com

- Financial tables to follow -

AVP, INC
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,965,514	$5,052,636
Accounts receivable, net of allowance for
doubtful accounts of $25,193 and $49,232	626,172	2,653,473
Prepaid expenses	889,091	242,007
Other assets - current portion	162,820	301,477
TOTAL CURRENT ASSETS	9,643,597	8,249,593

PROPERTY AND EQUIPMENT, net	453,893	340,054

OTHER ASSETS	87,191	105,373

TOTAL ASSETS	10,184,681	8,695,020

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$451,813	$529,331
Accrued expenses	1,288,160	1,049,439
Deferred revenue	4,475,915	1,056,960
TOTAL CURRENT LIABILITIES	6,215,888	2,635,730

NON-CURRENT LIABILITIES	162,499	190,766

TOTAL LIABILITIES	6,378,387	2,826,496

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, 2,000,000 shares authorized:

Series A convertible preferred stock, $.001 par value, 1,000,000 shares authorized,
no shares issued and outstanding	-	-

Series B convertible preferred stock, $.001 par value, 250,000 shares authorized,
69,256 and 69,548 shares issued and outstanding	70	70

Common stock, $.001 par value, 80,000,000 shares authorized,
19,824,539 and 19,751,838 shares issued and outstanding	19,825	19,752

Additional paid-in capital	39,155,971	39,077,065

Accumulated deficit	(35,369,572)	(33,228,363)

TOTAL STOCKHOLDERS' EQUITY	3,806,294	5,868,524

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,184,681	$8,695,020

AVP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2007	2006
	(Unaudited)

REVENUE
Sponsorships/Advertising	$-	$-
Other	169,000	122,816
TOTAL REVENUE	169,000	122,816

EVENT COST	52,299	-
GROSS PROFIT	116,701	122,816

OPERATING EXPENSES
Sales and Marketing (1)	875,713	502,585
Administrative	1,446,303	1,120,903
TOTAL OPERATING EXPENSES	2,322,016	1,623,488

OPERATING LOSS	(2,205,315)	(1,500,672)

OTHER INCOME (EXPENSE)
Interest expense	-	(8,213)
Interest income	56,457	21,139
Gain on sale of asset	8,449	-
TOTAL OTHER INCOME (EXPENSE)	64,906	12,926

LOSS BEFORE INCOME TAXES	(2,140,409)	(1,487,746)

INCOME TAXES	(800)	(800)

NET LOSS	(2,141,209)	$(1,488,546)

Loss per common share:
Basic	$(0.11)	$(0.12)
Diluted	$(0.11)	$(0.12)

Shares used in computing loss per share:
Basic	19,783,309	12,468,848
Diluted	19,783,309	12,468,848

(1) Sales and marketing expenses includes stock based expenses of $72,907 and $0 for the three months ended March 31, 2007 and 2006, respectively.